EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Third Quarter 2021 Financial Results

BURLINGAME, Calif., Nov. 01, 2021 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the third quarter ended September 30, 2021.

“Corvus is a leader in the development of precisely targeted therapies targeting the adenosine pathway. This includes mupadolimab, our anti-CD73 antibody, and ciforadenant, our small molecule antagonist of the adenosine A2A receptor,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We continue to advance mupadolimab with a focus on non-small cell lung cancer (NSCLC) and HPV positive (human papilloma virus) head and neck cancers (HNSCC). Two expansion cohorts in our Phase 1b/2 trial are enrolling patients with these tumors and we are evaluating treatment with a combination of mupadolimab and pembrolizumab. We believe mupadolimab is well positioned to potentially improve patient outcomes based on its mechanism of inhibiting immunosuppressive adenosine in the tumor microenvironment and by enhancing immune responses to the tumor. Its novel immune enhancing properties are based on its known B cell stimulating activities, which have been observed in our cancer and COVID-19 clinical trials. We also continue to expand our other oncology programs, including with our Chinese partner, Angel Pharmaceuticals, who recently received an IND approval notice in China to initiate Phase 1/1b clinical development of CPI-818 for the treatment of T cell lymphomas.”

2021 Key Areas of Focus
The Company is efficiently advancing its clinical programs – mupadolimab, CPI-818 and ciforadenant – along with pre-clinical programs in its pipeline. The highlights from the Company’s clinical pipeline include:

Mupadolimab for NSCLC and Head and Neck Cancer

  The Company has completed enrollment of patients with NSCLC and Head and Neck Cancer in its Phase 1/1b clinical trial of mupadolimab monotherapy; combination with ciforadenant, Corvus’ small molecule inhibitor of the A2A receptor; combination with pembrolizumab; or triplet combination with ciforadenant and pembrolizumab. We anticipate that the results will be presented at the annual meeting of the Society of Immunotherapy of Cancer (SITC) in November 2021.

Mupadolimab for HPV+ Oropharyngeal Cancer of the Head and Neck

  The Company is enrolling a Phase 1b/2 clinical trial in patients with HPV+ oropharyngeal cancers that have failed previous treatment with anti-PD-1 therapy and chemotherapy. Up to 15 patients will be enrolled in this clinical trial and will receive mupadolimab in combination with pembrolizumab. The endpoint of the clinical trial is response rate and initial results are anticipated in 2022.

Mupadolimab for NSCLC

  In September 2021, the Company began enrolling patients in a Phase 1b/2 clinical trial in patients with relapsed refractory NSCLC who have failed previous treatment with anti-PD(L)-1 therapy and chemotherapy. Up to 15 patients will be enrolled in this clinical trial and will receive mupadolimab in combination with pembrolizumab. The endpoint of the trial is response rate and results are anticipated to be reported in 2022.

Mupadolimab for Viral Associated Cancers and Viral Diseases

  The Company is evaluating mupadolimab in other viral associated tumors such as cancer of the cervix and head and neck cancers caused by Epstein Barr virus (EBV), which is a member of the herpes virus family and one of the most common human viruses.
  The Company is evaluating partnership opportunities to continue the development of mupadolimab as a therapeutic for the treatment of COVID-19. We believe this approach is supported by results from the Company’s discontinued Phase 3 randomized, double blind placebo-controlled clinical trial of mupadolimab for hospitalized patients with COVID-19, which were published in September. The primary endpoint of the clinical trial was the proportion of patients progressing to respiratory failure or death during the 28 days after dosing with either mupadolimab 2mg/kg, 1mg/kg or placebo. Forty patients were enrolled in the clinical trial prior to its voluntary discontinuation. In the 2mg/kg cohort, 93.3% of patients were alive and free from respiratory failure, compared to 85.7% in the 1mg/kg cohort and 81.1% in the placebo cohort. In addition, positive trends favoring mupadolimab treatment compared to placebo were seen for all the key secondary endpoints, including time to clinical improvement, time to sustained clinical improvement and time to hospital discharge.   Due to the number of participants enrolled in the trial before it was discontinued, the foregoing results were not sufficiently powered for statistical significance.

CPI-818 Phase 1/1b Clinical Trial for T cell Lymphoma in Partnership with Angel Pharmaceuticals

  The Company’s ongoing Phase 1/1b trial with CPI-818 has been expanded to enroll patients with certain types of T cell leukemias in addition to T cell lymphomas.
  The Company’s partner in China, Angel Pharmaceuticals, plans to initiate a Phase 1/1b clinical trial of CPI-818 for the treatment of refractory T cell lymphomas, with the potential to expand into autoimmune diseases over time. In October, the Center for Drug Evaluation (CDE) of the China National Medical Products Administration (NMPA) approved Angel’s IND for CPI-818 and the trial is expected to open by early 2022. Angel Pharmaceuticals will be responsible for all expenses related to executing the trial in China.

Ciforadenant Phase 2 Clinical Trial for Front Line RCC

  In addition to developing mupadolimab for blocking adenosine production, the Company is developing Ciforadenant, a small molecule antagonist of the adenosine A2A receptor. It is designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. The Company also discovered the Adenosine Gene Signature, which has demonstrated the potential to serve as a biomarker to identify patients most likely to respond to treatment with ciforadenant.
  The Company plans to collaborate with the Kidney Cancer Consortium to initiate a Phase 2 clinical trial of ciforadenant in first-line therapy for metastatic renal cell cancer (RCC) in combination with pembrolizumab and another approved therapeutic agent for RCC. The clinical trial is expected to enroll up to 60 patients and is intended to increase complete responses and deep responses in the front-line setting. Preclinical studies and data from earlier clinical trials with ciforadenant indicate adenosine may be a cause of resistance to current therapies with anti-PD(L)-1. Tumor biopsies will be evaluated for expression of the Adenosine Gene Signature.

Financial Results

As of September 30, 2021, Corvus had cash, cash equivalents and marketable securities totaling $76.3 million as    compared to cash, cash equivalents and marketable securities of $44.3 million as of December 31, 2020. The increase in cash of $32.0 million resulted from the receipt of approximately $32 million in net proceeds from the sale of the Company’s common stock through an underwritten offering, approximately $29 million in net proceeds from the Company’s at the market equity offering program, and approximately $1 million in proceeds from the exercise of common stock options and was reduced by approximately $30 million of cash used in operating activities in the nine months ended September 30, 2021. Consistent with last quarter, Corvus expects full year 2021 net cash used in operating activities to be approximately $36 million, resulting in a projected balance of cash, cash equivalents and marketable securities of approximately $70 million at December 31, 2021.

Research and development expenses for the three months ended September 30, 2021 totaled $7.0 million compared to $6.6 million for the same period in 2020. The increase of $0.4 million was primarily due to an increase in clinical trial costs.

The net loss for the three months ended September 30, 2021 was $10.7 million compared to a net loss of $9.8 million for the same period in 2020. Total stock compensation expense for the three months ended September 30, 2021 was $1.1 million compared to $1.3 million for the same period in 2020.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company. Corvus’ lead product candidate is mupadolimab (CPI-006), a humanized monoclonal antibody directed against CD73 that has exhibited immunomodulatory activity and activation of immune cells in preclinical studies. The Company’s second clinical program, CPI-818, is an investigational, oral, small molecule drug that selectively inhibited ITK in preclinical studies, and is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. Its third clinical program, ciforadenant (CPI-444), is an oral, small molecule inhibitor of the A2A receptor. For more information, visit www.corvuspharma.com.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73. Mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. Mupadolimab is being studied in combination with pembrolizumab in a Phase 1b/2 study in patients with advanced head and neck cancers and in patients with NSCLC that have failed chemotherapy and anti-PD(L)1 therapy. It is postulated that the activation of B cells will enhance immunity within the tumors of these patients, leading to improved clinical outcomes.

About CPI-818
CPI-818 is an investigational small molecule drug given orally that has selectively inhibited ITK (interleukin-2-inducible T-cell kinase) in preclinical studies. It was designed to possess dual properties: to block malignant T-cell growth and to modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The Company believes the inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas and leukemias and in patients with autoimmune diseases. The Company is conducting a Phase 1/1b trial in patients with refractory T-cell lymphomas.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with U.S.-based Corvus Pharmaceuticals and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – mupadolimab, CPI-818 and ciforadenant – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus initially retained a 49.7% equity stake in Angel Pharmaceuticals and designated three individuals on Angel’s five-person Board of Directors.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of mupadolimab, CPI-818 and ciforadenant, such as whether mupadolimab is well positioned to improve patient outcomes based on its mechanism of inhibiting immunosuppressive adenosine in the tumor microenvironment and by enhancing immune responses to the tumor; the Company’s ability and Angel Pharmaceutical’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1b/2 clinical trial of mupadolimab , Angel’s plans to initiate a Phase 2 clinical trial of CPI-818, the timing of the availability and announcement of clinical data and certain other product development milestones such as the timing of announcing data for the Company’s Phase 1b/2 clinical trials for mupadolimab; and , the estimated amount of net cash used in operating activities for 2021 and the projected balance of cash, cash equivalents and marketable securities at December 31, 2021. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Securities and Exchange Commission on or about November 1, 2021, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of mupadolimab, CPI-818 and ciforadenant; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the amount of net cash used in operating activities for the remainder of the fiscal year; and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$6,991	$6,619	$24,327	$24,639
General and administrative	2,056	3,226	7,493	9,242
Total operating expenses	9,047	9,845	31,820	33,881
Loss from operations	(9,047)	(9,845)	(31,820)	(33,881)
Interest income and other expense, net	(11)	49	(7)	539
Sublease income - related party	94	-	94	-
Loss from equity method investment	(1,709)	-	(2,272)	-
Net loss	$(10,673)	$(9,796)	$(34,005)	$(33,342)
Net loss per share, basic and diluted	$(0.24)	$(0.33)	$(0.84)	$(1.13)
Shares used to compute net loss per share, basic and diluted	43,947,004	29,500,318	40,270,954	29,419,431

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Cash, cash equivalents and marketable securities	$76,329	$44,259
Operating lease right-of-use asset	3,420	1,648
Other assets	3,246	2,397
Investment in Angel Pharmaceuticals	36,328	37,225
Total assets	$119,323	$85,529
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$10,290	$11,071
Operating lease liability	3,885	2,310
Stockholders' equity	105,148	72,148
Total liabilities and stockholders' equity	$119,323	$85,529

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com